Exhibit 10.30

EXECUTION VERSION

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, Massachusetts 02138

December 5, 2019

Thomas J. Fontaine

Wellesley Bancorp, Inc.

40 Central Street

Wellesley, MA 02482

Dear Thomas:

As you know, Cambridge Bancorp ("Cambridge"), Cambridge Trust Company (the "Company''), Wellesley Bancorp, Inc. ("Wellesley") and Wellesley Bank have entered into negotiations for Cambridge's acquisition of Wellesley pursuant to an Agreement and Plan of Merger (such acquisition, the "Transaction" and any such agreement, the "Merger Agreement"). You are critical to Cambridge's desire to pursue and to consummate the Transaction. Accordingly, it is a material condition to Cambridge's willingness to complete the Transaction that you accept this offer of employment, and Cambridge is relying on your commitment to join and to continue with Cambridge and its subsidiaries after the consummation of the Transaction.

The following terms and conditions of employment will completely replace and supersede any previous employment, compensation, change in control, or severance agreement executed between you and Wellesley or Wellesley Bank (including but not limited to the Employment Agreement by and among you, Wellesley and Wellesley Bank, dated March 27, 2018); provided, however, that nothing herein is intended to impact the terms and conditions of the Change in Control Agreement by and between Cambridge and you, delivered concurrently herewith (the "Change in Control Agreement"). Contingent on the successful consummation of the Transaction, the following terms and conditions of employment will become effective as of the "Effective Date" as defined in the Merger Agreement (the "Effective Date").

Commencing as of the Effective Date, I am pleased to offer you employment with the Company. You will serve as the Chief Banking Officer of the Company. The following areas will report to you directly, commercial services, branch banking, and small business. This letter confirms our offer of employment and includes details of the financial arrangements.

Your office will be located in Wellesley, Massachusetts. You will report to Denis Sheahan, the Company's Chief Executive Officer. You will be expected to devote your full business time and attention to your duties and responsibilities on behalf of the Company.

For your services, we will provide you with the following compensation and benefits, all of which shall be subject to all applicable taxes and withholdings.

1.

Base Salary. For your first year of employment with the Company, you will be paid a base salary at the annualized rate of $450,000. The base salary will be paid in accordance with our regular payroll practices.

2.

Short-Term Incentive. Beginning in 2020 you will be eligible to receive an annual performance based short-term incentive (cash bonus) of 50% of your base salary (your "Target Incentive Opportunity") based upon achievement of targeted, agreed-upon goals, both Company-wide and individual. Your actual annual performance-based bonus shall be determined by the Company and may range from no payout for not achieving threshold performance to amounts in excess of the Target Incentive Opportunity for stretch performance up to 75% of your base salary. Any actual annual performance-based bonus earned by you for a calendar year will be paid or settled no later than March 15th of the following year. The cash bonus for 2020 will be pro-rated based on the effective date of the Transaction.

3.

Long-Term Incentive. Each year, beginning in 2020 you will be eligible to receive an annual equity award as determined by the Compensation Committee of the Board of Directors. Your annual target award will be $450,000 with a potential RSU payout ranges from 0% of target (threshold) to 200% of target (stretch). Results in between the threshold and stretch goals will be interpolated. The Long-Term Incentive award for 2020 will be pro-rated based on the effective date of the Transaction.

4.

Defined Contribution Supplemental Executive Retirement Plan (SERP). The Company will make a contribution of 10% of your base salary and cash bonus into a non-qualified deferred compensation plan account for your benefit. This benefit is subject to the execution of a SERP agreement subject to a one (1) year non-compete and non-solicitation provision, which is attached hereto.

5.

Benefits. You will be eligible to participate in the various employee benefit plans, programs, and arrangements that the Company may offer to similarly-situated employees from time to time, in accordance with the terms and conditions of those plans, programs, and arrangements.

The foregoing describes the compensation that you will receive during your first year of employment with the Company, but this letter is not a contract or guarantee of employment for any particular period of time. At all times you will be an employee at will, which means that you and the Company are each free to terminate your employment at any time and for any or no reason.

On or after the Effective Date, you will be presented with and asked to execute acknowledgements of receipt and/or agreements to be bound by various Company policies including, without limitation, our Code of Ethics and our Securities Trade and Insider Trading Policy.

You agree that you will not, at any time during or after your employment by the Company, without the Company's prior consent, reveal or disclose to any person outside of the Company, or use for your own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of the Company or its affiliates, or concerning the business or affairs of the Company or its affiliates, or concerning any of their customers, clients, or employees ("Confidential Information"). For purposes of this letter, Confidential information shall include, but shall not be limited to: financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus, or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; investment models, practices, procedures, strategies, or related information; research and/or analysis; and information concerning new or potential customers. Confidential Information shall not include information falling within the description of Confidential Information that already is available to the public through no unauthorized act of yours and salary, bonus, or other personnel information specific to you, nor should the paragraph be construed so as to interfere with your right to use your general knowledge, experience, memory, and skills, whenever or wherever acquired, in any future employment. Notwithstanding the foregoing, you may comply with legal process; provided however, that if you anticipate making such a disclosure to comply with legal process, you agree to provide the Company with ten (10) days advance written notice or, if such notice is not practicable under the circumstances, with as much written notices as is practicable.

By accepting this offer of employment, you acknowledge that your continued employment with the Company is subject to a successful background check.

Because Federal law requires that you provide us with documentation of your eligibility to work in the United States, this offer is conditioned upon your providing such documentation within three (3) business days of your commencing work.

This offer is also conditioned upon your acceptance of the attached Employee Proprietary Information and Restrictive Covenants Agreement on or prior to the Effective Date (see the attached document).

The interpretation, construction, and performance of this offer letter shall be governed by the laws of the Commonwealth of Massachusetts, excluding laws pertaining to conflicts of law.

By accepting this offer of employment, you represent that you are not under any contractual or other obligation to any other person or entity that would prevent you from performing all of your duties and responsibilities to the Company. To indicate your acceptance of this offer, please sign and date this offer letter in the space below and return a copy to me by mail or email.

In the event that the Transaction does not close, this offer letter will automatically terminate and have no further force or effect.

* * * * *

Sincerely,

Pilar Pueyo

Senior Vice President, Human Resources Director

I accept employment with Cambridge Trust Company on the terms and conditions stated above.

/s/ Thomas J. Fontaine	12/5/19
Thomas J. Fontaine	Date

Attachment:

Cambridge Trust Company Employee Proprietary Information and Restrictive Covenants
Agreement

Change in Control Agreement
SERP Agreement